Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 15, 2012

WINTHROP REALTY TRUST ANNOUNCES CLOSING OF
$75.0 MILLION OF SENIOR NOTES

FOR IMMEDIATE RELEASE – BOSTON, August 15, 2012 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced the closing of its previously announced underwritten public offering of $75.0 million of its 7.75% Senior Notes due 2022 (the “Notes”) at an issue price of 100% of par value.  Winthrop received net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses, of approximately $72.25 million, which were then loaned by Winthrop to its wholly-owned operating partnership.  The underwriters have an option to purchase an additional $11.25 million principal amount of Notes at any time on or prior to September 7, 2012.

The loan from Winthrop to its operating partnership is evidenced by a $75.0 million promissory note which has the same interest payment terms and maturity date as the Notes.  The operating partnership will use the net proceeds to fund future acquisitions and/or for general working capital purposes, including funding capital expenditures, tenant improvements and leasing commissions.  The Notes will be secured by a first priority security interest in the promissory note.

Interest on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2012, at a rate of 7.75% per year and the Notes will mature on August 15, 2022, unless earlier repurchased or redeemed.  The Notes have been approved for listing on the New York Stock Exchange under the symbol “WRT” and Winthrop expects trading of the Notes on the New York Stock Exchange to begin within the next few days.

Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. acted as joint book-running managers for the offering.  Credit Suisse Securities (USA) LLC acted as lead manager for the offering and KeyBanc Capital Markets and MLV & Co. LLC acted as co-managers for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

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Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These risks and uncertainties are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.